                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            CITYSCAPE FINANCIAL CORP.

                  I, the undersigned Chief Executive Officer of Cityscape Financial Corp., a corporation existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation"), do hereby certify as follows:

                  FIRST: That the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 16, 1988, under the name Mandi of Essex, Inc. A certificate for the Renewal and Revival of Charter of Mandi of Essex, Inc. was filed on April 21, 1994, a Certificate of Amendment was filed on April 27, 1994 and was further amended by Amendment to Certificate of Change of Registered Agent and Registered Office on June 23, 1994. An Amendment to the Certificate of Incorporation amending the authorized number of shares was filed by the Secretary of State of Delaware on July 22, 1994.

                  SECOND: This Amended and Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation of the Corporation by restating the Certificate of Incorporation in its entirety. This Restated Certificate of Incorporation is being filed pursuant to Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware. The text of the Certificate of Incorporation is in its entirety as follows:

                  FIRST:   The name of the Company is: AMC FINANCIAL, INC.

                  SECOND: The address of the Company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as it now exists or may hereafter be amended and supplemented.

                  FOURTH: The total number of shares of stock which the Company shall have authority to issue is 25,000,000 having a par value of $0.01 per share. All such shares are Common Stock.

                           The issuance of nonvoting equity securities is prohibited.

                  FIFTH: The personal liability of the directors of the Company is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of
                           Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any repeal or modification of this Article Fifth shall not adversely affect any right or protection of a director of the Company existing immediately prior to such repeal or modification.

                  SIXTH: The Company shall, to the fullest extent permitted or required by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons to whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

                  SEVENTH: From time to time any of the provisions of this
                           certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Company by this certificate of incorporation are granted subject to the provisions of this Article Seventh.

                  EIGHTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the state of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Company, without any action on the part of the Stockholders, but the Stockholders may make additional By-Laws and may alter, amend or repeal any By-Law whether adopted by them or otherwise. The Company may in its By-Laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

                  THIRD: This Amended and Restated Certificate of Incorporation was duly adopted pursuant to the Corporation's Plan of Reorganization as filed with the United States Bankruptcy Court for the Southern District of New York and confirmed by such Court as of June 10, 1999 (the "Plan of Reorganization"), pursuant to Chapter 11 of Title 11 of the United States Code and otherwise in accordance with applicable provisions of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Date: June 30, 1999


                                     CITYSCAPE FINANCIAL CORP.



                                     --------------------------------
                                     Name:
                                     Title: